Exhibit 10.33

ACCOLADE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE DATE: MARCH 26, 2020

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Accolade, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Nominating and Corporate Governance Committee of the Board.

Annual Cash Compensation

Commencing at the beginning of the first fiscal quarter following the closing of the initial public offering (the “IPO”) of the Company’s Common Stock, each Eligible Director will receive the cash compensation set forth below for service on the Board.  The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter.   All annual cash fees are vested upon payment.

In lieu of the cash compensation set forth below, the Board may instead, in its sole discretion, grant Restricted Stock Unit Awards to each director in lieu of cash compensation with such Restricted Stock Unit having a value equal to the value of such cash compensation based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant.

1.                                      Annual Board Service Retainer:

a.                                      All Eligible Directors: $35,000

b.                                      Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c.                                       Lead Independent Director (in addition to Eligible Director Service Retainer): $15,000

2.                                      Annual Committee Member Service Retainer (in addition to Eligible Director Service Retainer):

a.                                      Member of the Audit Committee: $10,000

b.                                      Member of the Compensation Committee: $5,000

c.                                       Member of the Nominating and Corporate Governance Committee: $5,000

3.                                      Annual Committee Chair Service Retainer (in addition to the Eligible Director Service Retainer and the Committee Member Service Retainer):

a.                                      Chairman of the Audit Committee: $10,000

b.                                      Chairman of the Compensation Committee: $5,000

c.                                       Chairman of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2020 Equity Incentive Plan (the “Plan”).

1.                                      Initial Appointment Equity Grant.  On appointment to the Board, and without any further action of the Board or Compensation Committee of the Board, at the close of business on the day of such appointment an Eligible Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $150,000 based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, with the $150,000 being prorated based on the number of months from the date of appointment until the next Annual Meeting of the Company’s Stockholders (the “Initial RSU”).  For illustrative purposes, if an Eligible Director joins the Board in January and the next Annual Meeting of the Company’s Stockholders will be held in June of the year of appointment, then, upon appointment, such Eligible Director will receive a Restricted Stock Unit Award for Common Stock having a value of $75,000 (6/12 x $150,000).  Each Initial RSU will vest on the earlier of (i) the date of the next Annual Meeting of the Company’s Stockholders (or the date immediately prior to the next Annual Meeting of the Company’s Stockholders if the Eligible Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant.

2.                                      Automatic Equity Grants.  Without any further action of the Board or Compensation Committee of the Board, at the close of business on the date of each Annual Meeting of the Company’s Stockholders, each person who is then an Eligible Director will automatically receive a Restricted Stock Unit Award for Common Stock having a value of $150,000 based on the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant (the “Annual RSU”). Each Annual RSU will vest on the earlier of (i) the date of the following year’s Annual Meeting of the Company’s Stockholders (or the date immediately prior to the next Annual Meeting of our Stockholders if the Eligible Director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the one-year anniversary measured from the date of grant.

3.                                      Vesting; Change of Control.  All vesting is subject to the Eligible Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date.  Notwithstanding the foregoing vesting schedules, for each Eligible Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change in Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such Change of Control.

4.                                      Calculation of Value of a Restricted Stock Unit Award.  The value of a Restricted Stock Unit Award to be granted under this Director Compensation Policy will be determined based on the Fair Market Value per share on the grant date.

5.                                      Remaining Terms.  The remaining terms and conditions of each Restricted Stock Unit Award, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board or the Compensation Committee of the Board. The Board or the Nominating and Corporate Governance Committee of the Board has the discretion to approve a process by which Eligible Directors may defer settlement of the Common Stock underlying an Initial RSU or an Annual RSU to a future date which is after its vesting date.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.